TNP Strategic Retail Trust, Inc.

Press Release	Contact:
Andrew Batinovich
(650) 343-9300

TNP Strategic Retail Trust Replaces Advisor and Announces Other Changes

San Mateo, CA, August 12, 2013: TNP Strategic Retail Trust (“Company or SRT”) announced today that the Company has severed its relationship with its former advisor TNP Strategic Retail Advisor LLC, an affiliate of Thompson National Properties, LLC (collectively “Thompson”). The Company plans to change its name to Strategic Realty Trust, Inc. in the near future.

The Company has retained SRT Advisors, LLC, an affiliate of Glenborough LLC (“Glenborough”) as its new advisor and has retained Glenborough as the Company’s property manager. Glenborough is a privately held full-service real estate investment and management company focused on the acquisition, management, and leasing of high-quality commercial properties. Over its 30-year history Glenborough and its predecessors have owned and managed office, retail, industrial and multifamily property in over 35 markets.

New Advisor to the Company

The Special Committee of the Board of Directors (“Committee”) determined it was in the best interest of the Company and its shareholders to find a new advisor. The Committee retained an independent consultant to aid the Committee in selecting and interviewing qualified entities to become the replacement advisor. The Committee reviewed a number of possible candidates and determined that Glenborough and its affiliates were the best fit for the Company. Glenborough has substantial experience as a replacement manager in this type of situation, in retail property ownership and management, and in management of a NYSE-listed real estate investment trust.

Effective August 10, 2013 the Company entered into an advisory agreement with SRT Advisors, LLC, an affiliate of Glenborough, LLC and also hired Glenborough, LLC as the property manager of all of the Company’s properties. The advisory contract is cancellable on 60 days’ notice by the Company. The property management contracts have an initial one year term, and thereafter are cancellable on 60 days’ notice by the Company. Glenborough’s prior consulting and services contract has been terminated, and Glenborough has agreed to rebate two months of its prior consulting fees. The total estimated fees under the new contracts are expected to be significantly less than those paid under the terminated and expired Thompson contracts.

The Committee has appointed Andrew Batinovich to serve as the Company’s Chief Executive Officer, Chief Financial Officer and Director. Mr. Batinovich is the President and CEO of Glenborough, LLC and SRT Advisor, LLC, the Company’s new advisor. Mr. Batinovich has over 30 years of real estate experience and served as CEO of Glenborough Realty Trust.

1

Glenborough‘s management team has substantial REIT experience, all of whom were part of the management of Glenborough Realty Trust, a NYSE-listed REIT that sold itself to an affiliate of Morgan Stanley in 2006 a transaction valued at $1.9 billion. (www.glenborough.com).

Under the Company’s new agreements with Glenborough total fees are likely to be lower than the Thompson costs by a substantial margin.

•	Applying the new fee structure to the 2012 actual costs would have saved the Company over $2,300,000 without considering equity selling costs.

•	Property management fees are reduced by 20% from 5% to 4% of gross property revenues.

•	The annual advisor fee is 60 basis points of total assets and replaces Thompson’s overhead reimbursement and staff accounting costs.

•	The fixed asset management fee with no overhead reimbursements is a much better structure for the Company as the cost is quantifiable and will alleviate disputes over the amount and nature of reimbursements, which were not uncommon under the agreements with Thompson.

•	Acquisition fees reduced from 2.5% to 1%

The agreements also specify that any fee paid by a joint venture is not duplicated at the REIT level.

Glenborough CEO Andrew Batinovich stated, “We are very excited about this opportunity to work for the shareholders of SRT and our team will work to increase shareholder value through active asset management and leasing of the portfolio as well as implementing a new growth strategy for the Company. We will also strive to position the Company to reinstate the dividend and to produce frequent, transparent and informative investor reporting.”

Glenborough intends to continue its comprehensive portfolio review and formulation of a strategic and financial plan for the Company, which may include growing the Company’s investment portfolio and equity base and positioning the Company for the possible listing of its shares on a national exchange at some future date.

The Special Committee of the Board recently voted to cease all compensation to board members for the remainder of 2013. The Board also expects to disband the Special Committee no later than the end of Mr. Thompson’s term as a director.

Former Advisor

The Special Committee of the Board of Directors determined it was in the best interest of the Company and its shareholders to terminate its relationship with affiliates of Thompson as the advisor and property manager, and had been working to secure the necessary consents from the Company’s lenders since the beginning of the year. The advisory contract with the Thompson affiliate expired August 6, 2013 by its terms. Effective August 9, 2013, the Company also terminated property management agreements with an affiliate of Thompson for cause. The Company also maintains that the property management agreements were unenforceable for being in violation of the Company’s charter.

2

The Special Committee of the Board has terminated Anthony W. Thompson as the Company’s Co-Chief Executive Officer and as Chairman of the Board and has also terminated K. Timothy O’Brien (a Thompson affiliate) as Co-Chief Executive Officer. Mr. Thompson will remain on the Board of Directors, as one of five members, until the end of his current term, as directors may only be removed by a vote of the shareholders.

Ms. Dee Balch, who was employed by the Company, has also resigned as Chief Financial Officer and as a director. Mr. Batinovich has replaced Ms. Balch as the Company’s Chief Financial Officer and as a member of the Board of Directors.

On July 30th, 2013, the Financial Industry Regulatory Authority (“FINRA”) charged Anthony W. Thompson and Thompson National Properties affiliates with securities violations, including misleading investors, withholding material information and possibly fraud in connection with the offering and sale of certain investment programs. (The Company was not one of the programs). In addition, the FINRA complaint purports to indicate that Thompson National Properties had a negative equity of approximately $49 million at the end of 2012 and had lost just over $10 million is 2012 and $17 million in 2011.

Given the severity of the charges against Mr. Thompson, the Company has formally asked Mr. Thompson to resign from the board.

The Company has filed an injunctive relief action to compel Thompson National Properties and its transfer agent affiliates to turn over to the Company all shareholder records. To date, TNP has refused to do so. In May 2013, the Company decided it was in the best interest of its shareholders to hire an independent third party as its share transfer agent. After selecting a new transfer agent, the Company informed Thompson of its decision to hire an independent transfer agent and dates were set to begin the data transfer in May 2013. Thompson and its affiliates then refused to cooperate and refused to provide the shareholder records to the new transfer agent despite repeated requests.

Lahaina Gateway Center

On August 1, 2013, in order to resolve its obligations under a $29 million loan used to finance the acquisition of a retail center located in Lahaina, Maui, Hawaii, the Company conveyed title to the Lahaina Center to the Lender pursuant to a Deed In Lieu Of Foreclosure Agreement. Doing so mitigated the risks outlined below and avoided litigation and foreclosure proceedings.

The Lahaina loan contained a number of provisions that potentially exposed the Company to substantial risk and constrained its ability to make certain strategic decisions. Unfortunately the Company’s former advisor, Thompson, misled the Board of Directors with respect to Lahaina loan and acquisition. Some of the onerous provisions included the following:

•	A guaranty by the Company providing for full recourse liability in certain events (this recourse would include yield maintenance payment obligations, which were approximately $12,000,000 as of July 1, 2013).
•	Fully recourse in the event Anthony W. Thompson or Thompson National Properties, LLC (among other affiliated entities) files for bankruptcy.

3

•	Fully recourse in the event Anthony W. Thompson sold shares of the Company or units in the Company’s operating partnership without the consent of the Lahaina lender.
•	Any amendment, modification or termination of the Company’s advisory agreement required the approval of the Lahaina lender.
•	Any change to the composition of the board of directors of the Company required the approval of the Lahaina lender.
•	The Lahaina lender had a unilateral right to refinance a senior portion of the Lahaina loan in its discretion at the expense of the Company (provided the economic terms of such refinancing were not materially different than those of the Lahaina loan), but no obligation to share any resulting savings from such a refinancing.

On August 1, 2013 the Company obtained full relief from the Lahaina lender from the onerous loan obligations, which included possible recourse obligations that could have totaled over $40 million, in exchange for the property. The lender also assumed the ground lease. The Company had struggled to keep current on the payments for this loan as the property cash flows did not cover the loan’s 9.4% interest rate. It was a difficult decision to deed the property to the lender. However, the property cash flow is substantially less than the current loan payments and later this year the loan interest rate was scheduled to increase to 11.4%, which would increase the interest payments by over 20% and cause a further cash flow shortage.

The Company could not prepay the loan by refinancing or selling the center due to a yield maintenance provision that required a fee that as of July 1, 2013 was approximately $12,700,000 in addition to the unpaid principal balance of $28,000,000. The same yield maintenance would be due if the Company had simply ceased to make loan payments. The loan also contained certain recourse triggers that could make the loan and any prepayment fee full recourse to the Company.

In addition, the Lahaina property’s value could be significantly impaired in the event that certain of the anchor tenants at the Lahaina property elected not to exercise their lease renewal options, which could potentially expose the Company to significant capital losses pursuant to the full recourse liability provisions of the Lahaina loan.

Given that the FINRA report suggests that Thompson is possibly insolvent and a Thompson bankruptcy would trigger a loan default and yield maintenance charges, the Company was at real risk of a recourse deficiency judgment of possibly $10 million to $12 million. The bankruptcy process could have taken many months and perhaps years, and meanwhile the Company would have been unable to operate in a normal fashion.

For further detail, please refer to the Company’s Form 8-K filed with the SEC on August 7, 2013, which may be accessed directly or through the Company’s website at www.srtreit.com

4

Key Bank Loan

Earlier this year the Company signed a forbearance agreement with Key Bank concerning certain defaults under the Company’s line of credit. The original loan and the forbearance agreement prohibited dividends to shareholders while the loan was in default. The Company is attempting to sell two of the five properties that secure the loan and believes that if successful the loan balance will be reduced to a level such that a new loan can be put in place, which may allow the Company to remove any contractual limitations on dividends to shareholders.

Once the loan restrictions are lifted, the board will be able to review, each quarter, the appropriateness of a dividend. It is a goal of the Company to pay dividends assuming the board determines that the Company has sufficient means to do so. Even if the Company is successful in paying off or refinancing the Key Bank loan there is no assurance that dividends will be reinstated. For further detail, please refer to the Company’s Form 8-K filed with the SEC on August 6, 2013, which may be accessed directly or through the Company’s website at www.srtreit.com

TNP Strategic Realty Trust, Inc. is a non-traded real estate investment trust that owns a portfolio of primarily grocery-anchored shopping centers. The Company's portfolio consists of 19 shopping centers containing 1.9 million square feet anchored by such grocers as Publix, Safeway and Wal-Mart. For more information you may visit the company’s website at www.srtreit.com

Forward Looking Statements:

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," “strive.” "continue," or other similar words. Readers of this news release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, (i) difficulties in obtaining Company records from the Company’s former advisor, former property manager and former transfer agent, (ii) difficulties in raising new capital on attractive terms or growing the Company’s investment portfolio, (iii) adverse changes in the Company’s portfolio, (iv) difficulties and delays with property dispositions, and (v) inability of the Company to list its shares at some future date. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

5